THE DMS FUNDS

MASTER INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 26th day of July, 2012, between The DMS Funds (the “Fund”) and DMS Advisors, Inc., a Pennsylvania corporation (the “Adviser”).

RECITALS

WHEREAS, the Fund is organized under the laws of the state of Pennsylvania as a business trust and intends to operate and be registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized by its Declaration of Trust to issue separate Portfolios of shares representing interests in separate investment portfolios (the “Portfolios”);

WHEREAS, The Fund has authorized the issuance of shares of beneficial interest (“Shares”) in the Portfolios which are identified on Schedule A attached hereto and incorporated herein, which Schedule A may be amended from time to time by mutual agreement of the Fund and Adviser (the “Portfolios”);

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of asset management; and

WHEREAS, the Fund desires to retain Adviser to act as Master Investment Advisor and to furnish investment advisory services to the Portfolios, and such other Portfolios as may be added from time to time by mutual agreement of the parties, pursuant to the terms and conditions of this Agreement, and Adviser is willing to so furnish such services.

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.  Appointment

The Fund hereby appoints Adviser to serve as Master Investment Adviser to the Portfolios for the periods and pursuant to the terms and conditions as set forth in this Agreement.  Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.  Delivery of Documents

The Fund has furnished Adviser with properly certified or authenticated copies of each of the following:

(a)  The Fund’s Declaration of Trust as filed with the Commonwealth of Pennsylvania;

(b)  Resolutions of the Fund’s Board of Trustees authorizing the appointment of Adviser and approving this Agreement;

(c)  The Fund’s current Registration Statement on form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the “1933 Act”); and

(d)  The Fund’s current Prospectus and Statement of Additional Information (together called the “Prospectus”).

The Fund will provide to Adviser evidence of the approval of this Agreement by the Fund’s shareholders when such is available.  The Fund  will also furnish to Adviser from time to time properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC and/or state authorities.

3.  Management

Subject to the general supervision of the Fund’s Board of Trustees (the “Board”), Adviser will be responsible for providing a continuous investment program for the Portfolios, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Portfolios.

Adviser may, with the prior written consent of the Board and the approval of the appropriate Fund shareholders, if required, employ persons or entities to serve as sub-advisers to one or more Portfolios.  The Adviser and/or such sub-advisers, if any, may, in their sole discretion, determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolios.  The investment activities of such sub-advisers, if any, as such services relate to the Portfolios, will at all times be subject to the general supervision and control of Adviser.  Adviser will provide, through its own efforts itself and/or through the medium of its previously approved sub-adviser(s), the services under this Agreement in accordance with each Portfolio’s investment objectives, policies and restrictions as such are set forth in the Prospectus from time to time.  Adviser further agrees that it:

(a)  Will conform its activities to all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement;

(b)  Will monitor the investment activities of any sub-adviser which it employs to insure that such sub-adviser conducts its activities with respect to the applicable Portfolio(s) in accordance with the Prospectus and any and all federal and/or state laws and regulations relating to the applicable Portfolio(s);

(c)  Will place orders, or monitor the placement of orders by sub-advisers, pursuant to good faith investment determinations for the Portfolios either directly with the respective issuers or with appropriate brokers and dealers.  In placing orders with brokers or dealers, the Advisor, or sub-adviser(s) under the supervision of Adviser, will attempt to obtain the best net price and the most favorable execution of its orders.  Consistent with this obligation, when Adviser, or Adviser’s duly authorized sub-adviser(s), believes two or more brokers or dealers are comparable in price and execution, Adviser, or Adviser’s duly authorized sub-adviser(s), may prefer:  (i) brokers and dealers who provide the Portfolio(s) with research advice and other services, or who recommend or sell Fund shares, and (ii) brokers who are affiliated with the Fund, Adviser or sub-adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Adviser or any sub-adviser in principal transactions; and

(d)  Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Fund.

4.  Services Not Exclusive

The services to be furnished by Adviser hereunder are not to be considered exclusive, and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby; provided, however, that without the prior written consent of the Board, Adviser will not serve as an investment adviser to any other registered investment company portfolio or fund having a similar investment objective to that of one of the Portfolios.

5.  Books and Records

In compliance with Rule 31a-3 promulgated under the 1940 Act, Adviser hereby agrees that all records that it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.  Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by it pursuant to such Rule that are not maintained by others on behalf of the Fund.

6.  Expenses

During the term of this Agreement, Adviser will pay all its own expenses incurred in connection with its investment advisory services furnished to the Fund.  The costs of securities and other investments themselves (including brokerage commissions and other transaction charges) purchased or sold for the Portfolios are not an expense of the Adviser, but are direct expenses of the Portfolio for which such transactions are undertaken. In addition, any custodial and other service fees payable by the Fund or any Portfolio, any governmental license fees, SEC or other registration fees, foreign license or registration fees, and any taxes payable by a Portfolio shall be expenses of the applicable Portfolio, and shall not be considered direct expenses of the Adviser.  Notwithstanding the foregoing, the Adviser may agree to pay certain expenses of certain portfolios for some amount of time, as set forth on Schedule A.

7.  Compensation

The Fund will pay Adviser, and Adviser will accept as full compensation for its services rendered hereunder, the investment advisory fees for each Portfolio as set forth on Schedule A attached hereto and incorporated herein, which Schedule A may be amended from time to time by mutual agreement of the Fund, Adviser and shareholders as applicable.  All fees payable to Adviser pursuant to this Agreement shall be computed daily at the daily equivalent of the applicable annual rate of the average daily net assets of the applicable Portfolio.  For administrative convenience, the amount due may be paid monthly, within five (5) calendar days after the month end, instead of being paid daily, subject to the modification of the payment dates as desired by mutual consent of the Fund and the Fund’s Administrator.  All parties to this Agreement do hereby expressly authorize and instruct the Fund’s Administrator to provide, in accordance with the fees set forth on Schedule A, a calculation each month of the gross amounts due Adviser for each Portfolio and to remit such fee payments hereunder promptly to Adviser.

8.  Limitation of Liability

Adviser shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Fund or any Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful malfeasance, bad faith or gross negligence on Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.  The foregoing limitation shall not be construed to limit any liability that may be imposed on the Adviser pursuant to any provision of the 1940 Act, the Advisers Act, or any other applicable federal securities law, or any position taken by the SEC pursuant thereto.

9.  Duration and Termination

This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect until July 31, 2014.  Thereafter, this Agreement shall be renewable for successive periods of one year each provided such continuance is specifically approved annually:

(a)  By the affirmative vote of a majority of those members of the Board who are not parties to the Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

(b)  By affirmative vote of either: (i) a majority of the entire Board or (ii) a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund or the applicable Portfolio.

Notwithstanding the foregoing, this Agreement may be terminated by the Fund or by Adviser at any time upon thirty (30) days written notice, without payment of any penalty; provided, however that termination by the Fund must be authorized by majority vote of the Board or by vote of a majority of the outstanding voting securities of the Fund.  This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.  Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act).

11.  Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.  Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.  Governing Law

This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.  Notices

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Fund:	If to the Adviser:

The DMS Funds 2619 Leiscz’s Bridge Road Suite 200 Leesport, PA 19533 Susan E. Kohli President	DMS Advisors, Inc. 2619 Leiscz’s Bridge Road Suite 200 Leesport, PA 19533 Peter R. Kohli President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

THE DMS FUNDS

By:

   ss//Susan E. Kohli//

Susan E. Kohli

Title:  President

DMS ADVISORS, INC.

By:

   ss//Peter R. Kohli//

Peter R. Kohli

Title:  President

SCHEDULE A

As of the date of this Schedule A, until amended as indicated by the future signature of the Fund and the Adviser below, the Fund consists of the following Portfolios:

Portfolio:

Advisory Fee:

The DMS India MidCap Index Fund

0.75% annual*

The DMS India Bank Index Fund

0.75% annual*

The DMS Baltic Index Fund

0.75% annual*

The DMS Poland Large Cap Index Fund

0.75% annual*

___________

*The fee set forth above applies to each Class of shares that may be adopted by each Fund, currently Classes A and I.  Adviser hereby waives payment of some or all of its fees as may be payable, and further agrees to reimburse such amount of the expenses of each Fund, in such amounts as may permit the total expenses of the Fund to remain no higher than an annual rate of 0.96% for Class I Shares, and 1.21% for Class A Shares.  This waiver and reimbursement commitment shall continue in effect until December 31, 2014.  After December 31, 2014, this waiver and reimbursement shall continue in effect:  for the India MidCap Fund, India Bank Index Fund, and the Baltic Index Fund until such time as each of those funds, separately, but including all share classes thereof, has achieved a total NAV of $50,000,000; and for the Poland Large Cap Index Fund, until such time as the aggregate NAV of all the separate series of The DMS  Funds, with all share classes in the aggregate, reaches $50,000,000.

This Schedule A Revised as of July 22, 2013:

The DMS Funds

By:  ss//Peter R. Kohli, Chairman//

DMS Advisors, Inc.

By:  ss//Peter R. Kohli, President//